Exhibit 99

Schlumberger Announces Third-Quarter 2018 Results

•	Revenue of $8.5 billion increased 2% sequentially

•	Pretax operating income of $1.2 billion increased 5% sequentially

•	EPS was $0.46

•	Cash flow from operations was $1.8 billion

•	Free cash flow was $1.0 billion

Houston, October 19, 2018—Schlumberger Limited (NYSE: SLB) today reported results for the third quarter of 2018.

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2018	Jun. 30, 2018	Sept. 30, 2017	Sequential		Year-on-year
Revenue	$8,504	$8,303	$7,905	2%		8%
Pretax operating income	$1,152	$1,094	$1,059	5%		9%
Pretax operating margin	13.5%	13.2%	13.4%	36	bps	15	bps
Net income—GAAP basis	$644	$430	$545	50%		18%
Net income, excluding charges & credits*	$644	$594	$581	8%		11%
Diluted EPS—GAAP basis	$0.46	$0.31	$0.39	48%		18%
Diluted EPS, excluding charges & credits*	$0.46	$0.43	$0.42	7%		10%

North America revenue	$3,189	$3,139	$2,602	2%		23%
International revenue	$5,215	$5,065	$5,147	3%		1%
North America revenue, excluding Cameron	$2,572	$2,546	$2,086	1%		23%
International revenue, excluding Cameron	$4,559	$4,387	$4,430	4%		3%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Our third-quarter revenue of $8.5 billion grew 2% sequentially, driven by the International Areas where the broad-based activity recovery continued and where sequential revenue growth outpaced that of North America for the first time since the second quarter of 2014. In North America, sequential growth remained positive but slowed from the rates of previous quarters as takeaway constraints in the Permian impacted hydraulic fracturing activity.

“In North America, third-quarter revenue of $2.6 billion, excluding Cameron, increased 1% sequentially driven by Artificial Lift and Drilling as we continued to gain market share on the back of our leading technology portfolio. Service revenue from our OneStimSM hydraulic fracturing business was increasingly impacted by softening activity and pricing over the course of the quarter. This was offset, however, by robust performance from our vertically integrated sand business, which in addition to serving OneStim now also competes in the third-party market. Offshore North America, drilling activity was impacted by scheduled platform maintenance and planned workover operations, the combination of which led to a less favorable activity mix for Schlumberger.

“In the International Areas, third-quarter revenue of $4.6 billion, excluding Cameron, grew 4% sequentially as we continued to see solid growth in all operating regions. Sequential performance, excluding Cameron, was driven by 7% growth in Latin America and 3% growth in the Middle East & Asia due to higher activity for both national oil companies and independents throughout both Areas. This resulted from the continued ramp-up of our lump-sum turnkey (LSTK) projects in Saudi Arabia and strong Integrated Drilling Services (IDS) activity in Iraq, India, and Mexico. However, this performance was partly offset by lower hydraulic fracturing activity as we completed and demobilized a major contract in the Middle East. In Europe, CIS, and Africa, our sequential growth was a solid 4% as strong activity in Russia and Sub-Saharan Africa more than offset the impact of labor disputes and scheduled summer maintenance in the North Sea.

“Turning to our technologies, our performance was led by Drilling with 9% sequential growth as we successfully mobilized an additional 19 drilling rigs for our integrated drilling projects where activity was strong, particularly in Russia, Mexico, Saudi Arabia, Iraq, and India. This supported solid sequential growth for our IDS, Drilling & Measurements, and M-I SWACO product lines. Reservoir Characterization grew 2% sequentially, driven by strong activity for our Wireline and Testing Services product lines in the international markets. Revenue from Production was largely unchanged from the previous quarter due to the softening hydraulic fracturing activity in North America land. Cameron revenue was flat sequentially as increased sales in Surface Systems and Drilling Systems were offset by lower revenue from our OneSubseaTM and Valves & Measurement product lines.

“Looking at pricing and contracts, we continued to see improvements in terms and conditions and basic rates for selected contracts in the international markets. However, this has yet to make a significant impact on our results. Still, we expect to fully deploy our remaining excess international equipment capacity by the end of the year. As a result, we anticipate pricing discussions to accelerate in the coming quarters as the certainty of products and services supply will become more important for our customers.

“From a macro perspective, the oil market continued to tighten in the third quarter as seen by a further draw in global oil inventories and a significant increase in oil prices despite continued strong production from the US and increasing output from key OPEC countries. Global spare capacity is now less than 2%. The tightening supply and demand balance is driven by accelerating decline rates in the international production base and is further exacerbated by the ongoing reduction in Venezuelan and Iranian exports. Geopolitical events and their impact on supply are also becoming an increasing oil market consideration as the challenging security situation in several key countries could affect activity and production going forward. And while the current Permian takeaway constraints in North America should be addressed within the next 12 to 18 months, a series of reservoir- and production-related challenges is emerging in the US shale basins that could dampen the most optimistic production growth projections.

“With the outlook for global economic growth and oil demand remaining solid, we continue to see a need for a multiyear increase in international E&P investment, which is very good news for Schlumberger. Through the work we have done over the past four years to expand our external offering and modernize our internal execution platform, we are very well positioned to outgrow the market in the coming upcycle and to generate superior operating margins and cash returns for the benefit of our shareholders.”

Other Events

During the quarter, Schlumberger repurchased 1.5 million shares of its common stock at an average price of $64.98 per share, for a total purchase price of $100 million.

On August 22, 2018, Schlumberger and Shearwater GeoServices Holding AS announced that they have entered into a definitive agreement for Shearwater to acquire the marine seismic acquisition assets and operations of WesternGeco, the geophysical services product line of Schlumberger. The transaction is subject to regulatory approvals and other customary closing conditions. The transaction is expected to close in the fourth quarter of 2018.

On October 18, 2018, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on January 11, 2019 to stockholders of record on December 5, 2018.

Consolidated Revenue by Area

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2018	Jun. 30, 2018	Sept. 30, 2017	Sequential	Year-on-year
North America	$3,189	$3,139	$2,602	2%	23%
Latin America	978	919	952	6%	3%
Europe/CIS/Africa	1,820	1,784	1,843	2%	-1%
Middle East & Asia	2,417	2,362	2,352	2%	3%
Other	100	99	156	n/m	n/m

	$8,504	$8,303	$7,905	2%	8%

North America revenue	$3,189	$3,139	$2,602	2%	23%
International revenue	$5,215	$5,065	$5,147	3%	1%
North America revenue, excluding Cameron	$2,572	$2,546	$2,086	1%	23%
International revenue, excluding Cameron	$4,559	$4,387	$4,430	4%	3%

n/m = not meaningful

Certain prior period items have been reclassified to conform to the current period presentation.

Third-quarter consolidated revenue of $8.5 billion increased 2% sequentially, with North America revenue of $3.2 billion growing 2% and international revenue of $5.2 billion increasing 3%.

North America

North America Area consolidated revenue of $3.2 billion increased 2% sequentially due to robust growth of Drilling products and services on land, which grew 5% sequentially outperforming the 3% increase in US land rig count. Growth was driven by the continued demand for rotary steerable systems in horizontal wells. Higher product sales of artificial lift systems also contributed to the Area’s performance. Revenue from OneStim hydraulic fracturing, however, was increasingly impacted by softening activity and pricing over the course of the quarter. This impact was fully offset by robust performance from our vertically integrated sand business, which in addition to serving OneStim, now also competes in the third-party market. The dynamics of the pressure pumping market changed this quarter and activity will likely continue to decline until the Permian takeaway capacity is resolved. Accordingly, OneStim did not deploy additional hydraulic fracturing fleet capacity during the quarter. North America Offshore revenue decreased 1% as drilling activity was impacted by scheduled platform maintenance and planned workover operations, the combination of which led to a less favorable activity mix. Cameron revenue was higher sequentially as increased sales in Surface Systems were partially offset by lower revenue in OneSubsea and Valves & Measurement.

International

Consolidated revenue in the Latin America Area of $1.0 billion increased 6% sequentially primarily due to a strong performance in the Mexico & Central America GeoMarket as revenue climbed from higher multiclient seismic license sales and increased IDS activity following contract mobilizations in the previous quarter. Revenue in the Latin America North GeoMarket was up sequentially from higher activity in Colombia and higher production from Schlumberger Production Management (SPM) projects in Ecuador.

Europe/CIS/Africa Area consolidated revenue of $1.8 billion increased 2% sequentially driven primarily by strong revenue growth in Russia due to peak summer drilling campaigns that benefited the Wireline, Drilling & Measurements, and Testing Services product lines. Revenue in the Sub-Sahara Africa GeoMarket increased following the start of projects in Ghana and Mozambique, higher drilling activity in Central & West Africa, and higher product and equipment sales in Nigeria, Angola, and Namibia. Revenue in the UK & Continental Europe and Norway & Denmark GeoMarkets declined sequentially due to the impact of labor disputes and scheduled summer maintenance in the North Sea as well as lower Cameron activity.

Consolidated revenue in the Middle East & Asia Area of $2.4 billion increased 2% sequentially, primarily from the continued ramp-up of LSTK projects in Saudi Arabia and strong IDS activity in Iraq and India. The growth in Saudi Arabia was partly offset by lower hydraulic fracturing following demobilization of a major contract. The South & East Asia GeoMarket posted sequential revenue growth from IDS offshore work in India, new Integrated Services Management (ISM) projects in Malaysia, and higher Cameron activity. Revenue in the Far East Asia & Australia GeoMarket was flat sequentially as increased drilling in Indonesia and a return to offshore exploration in Australia was offset by lower Cameron activity. Revenue in the Northern Middle East GeoMarket declined due to lower OneSurface revenue in Kuwait.

Reservoir Characterization

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2018	Jun. 30, 2018	Sept. 30, 2017	Sequential		Year-on-year
Revenue	$1,673	$1,636	$1,771	2%		-6%
Pretax operating income	$373	$350	$311	6%		20%
Pretax operating margin	22.3%	21.4%	17.6%	88	bps	470	bps

Reservoir Characterization revenue of $1.7 billion, of which 79% came from the international markets, increased 2% sequentially due to peak summer activity in Russia that benefited the Wireline and Testing Services product lines. ISM revenue increased due to integrated services projects in Malaysia, India, Qatar, Ecuador, and Colombia. The increase in Reservoir Characterization revenue was partially offset by reduced OneSurface revenue in Kuwait following the end of the first phase of an integrated production system project. Software Integrated Solutions (SIS) software sales and WesternGeco revenue were flat sequentially. WesternGeco marine seismic acquisition activity continued to wind down, but the effect of this was offset by higher multiclient seismic license sales in Mexico.

Reservoir Characterization pretax operating margin of 22% was 88 basis points (bps) higher sequentially due to the recovery in higher-margin Wireline and Testing Services activity from the peak summer campaigns in Russia and higher multiclient seismic license sales in Mexico.

In the third quarter, Reservoir Characterization performance was strengthened by contract awards for ISM projects, seismic processing and interpretation, and virtual data room services. In addition, the application of technology and domain knowledge improved operational efficiency.

In Mozambique, Sasol awarded Schlumberger an ISM contract for its phase two development covering infill, development, remediation, workover, and exploration wells. This includes technologies from several product lines, such as the PowerDrive Archer* high build rate rotary steerable system, POLYSWELL* copolymer, Invizion* well integrity services, and Isolation Scanner* cement evaluation service.

Turkish Petroleum awarded Schlumberger an ISM contract valued at $15 million to drill the deepwater well Alanya-1 in the Eastern Mediterranean Sea. ISM will coordinate multiple product lines as well as provide project management services on Turkish Petroleum’s ultradeepwater drillship, Fatih.

In Malaysia, Wireline deployed the Saturn* 3D radial probe in a low-permeability reservoir for Repsol Oil & Gas Malaysia Ltd. to remove the ambiguity on reservoir fluid type between retrograde gas and volatile oil by fluid sampling. The 9-in Saturn probe along with the InSitu Fluid Analyzer* real-time downhole fluid analysis system conclusively identified the single-phase flowing fluid at a much lower pressure drop. Operations were done with a time limit of two hours per station where the customer had concerns of long stationary time, with the Saturn probe achieving first indication of reservoir fluid within 10 minutes of pumping out.

In Argentina, the Ministry of Energy & Mining awarded Schlumberger a virtual data room services contract for its Argentina Offshore Round 1. The contract scope features the preparation of a database for three offshore basins, including 2D and 3D seismic data and interpretation, well profiles, well logs, and geological studies carried out during exploration and production. The data room will provide national and international companies access to public information to support investment in the country’s first offshore licensing round.

Schlumberger and TGS announced a new multiclient nodal seismic project in the US Gulf of Mexico supported by industry prefunding. The project, named “Amendment”, will comprise acquisition of a 2,350-km2 multiclient seismic survey in the Mississippi Canyon and Atwater Valley protraction areas. This prolific area includes open acreage, existing producing assets, and new discoveries. Data acquisition using Fairfield Geotechnologies 4C nodal acquisition technology is expected to commence in the fourth quarter of 2018.

Eni SpA has adopted the WesternGeco Omega* geophysical data processing platform as its preferred time processing platform, citing access to more than 400 processing modules within the Omega suite as contributing to its superior results in tailoring the processing sequence throughout the E&P cycle.

Kuwait Oil Company awarded WesternGeco the prestack depth imaging of 2,600 km2 in the Greater Burgan Field over which WesternGeco previously acquired the data using the UniQ* land seismic acquisition platform. The seismic data will support mid-term production and development activities for the customer and underpin long-term reservoir management and development activities across multiple reservoirs.

Turkish Petroleum Corporation (Türkiye Petrolleri A.O.) awarded WesternGeco a multiyear contract to provide software and depth imaging consultancy services using the Omega geophysical data processing platform, along with infield geophysics services onboard its seismic vessel operating in the Black, Marmara, and Mediterranean Seas. This key development provides synergy between the field and processing center for Turkish Petroleum’s seismic operations.

Drilling

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2018	Jun. 30, 2018	Sept. 30, 2017	Sequential		Year-on-year
Revenue	$2,429	$2,234	$2,120	9%		15%
Pretax operating income	$339	$289	$301	17%		13%
Pretax operating margin	14.0%	12.9%	14.2%	103	bps	-22	bps

Drilling revenue of $2.4 billion, of which 72% came from the international markets, increased 9% sequentially driven by growth in IDS, M-I SWACO, and Drilling & Measurements. This performance was the result of strong international drilling activity as an additional 19 drilling rigs were mobilized for the IDS projects and where strong activity delivered sequential double-digit growth in Saudi Arabia, Russia, Iraq, India, and Mexico. Strong drilling revenue was also reported in North America land, driven mostly by the continued robust growth of our directional drilling business in the unconventional reservoir market. Higher Drilling & Measurements revenue also increased due to the peak summer drilling campaigns in Russia.

Drilling pretax operating margin of 14% increased 103 bps sequentially as profitability improved in several IDS projects that began in the previous quarter. The effect of this was partly offset by the increased cost of mobilizing additional resources as IDS activity scaled up across our international operations.

Drilling performance benefitted from IDS contract awards as well as the deployment of drilling technologies that help lower cost per barrel. This includes the latest addition to our 3D cutting element family, the HyperBlade* hyperbolic diamond element bit, which improves ROP in soft and plastic formations typically encountered in unconventional reservoirs.

In Saudi Arabia, IDS helped a major oil producer expedite drilling and completions operations by delivering a horizontal gas well 13 days ahead of plan. IDS managed drilling risks and deployed multiple technologies, including the AxeBlade* ridged diamond element bit and PowerDrive vorteX* powered rotary steerable system.

In Iraq, ExxonMobil Iraq Limited awarded Schlumberger a 42-month IDS contract for 30 wells in the West Qurna Field. The contract includes the provision of drilling rigs and multiple technologies and services, and the first well was spud in July.

In Kuwait, IDS introduced Direct XCD* drillable alloy casing bit technology for Kuwait Oil Company to overcome technical drilling challenges and reduce drilling time in the Sabriyah and Raudhatain Fields. Other technologies included the PowerDrive* rotary steerable systems, LiteCRETE* lightweight cement slurry, and Isolation Scanner cement evaluation service.

In Norway, MOL Norge AS awarded Schlumberger a performance-based IDS contract for one exploration well in the Oppdal/Driva project. Operations are expected to begin in the fourth quarter of 2018.

In Russia, Lukoil awarded Schlumberger a contract to drill three extended-reach wells with 8-km step-outs from the shore of the Baltic Sea. The technologies to be deployed include the GeoSphere* reservoir mapping-while-drilling service, PowerDrive Xceed* ruggedized rotary steerable system, and LiteCRETE HP* advanced high-pressure lightweight cement.

Offshore India, IDS used a combination of technologies in an exploration well to help an operator discover new resources in the Krishna Godavari Basin. Turnkey project execution included use of the EcoScope*† multifunction logging-while-drilling service, Saturn 3D radial probe, StingBlade* conical diamond element bit, and VERTI-G* cuttings dryer.

In the Marcellus Formation in Pennsylvania, Bits & Drilling Tools used a combination of technologies for an E&P customer to achieve a new average rate of penetration (ROP) record of 415.1 ft/hr, representing a 62% improvement compared with offset runs using conventional PDC bits. The technologies included the HyperBlade bit and PowerDrive Orbit* rotary steerable system, which drilled 6,891 ft in 16.6 hours.

In Ohio, Drilling & Measurements used a PowerDrive Orbit system for Eclipse Resources to drill 18 super laterals in the Utica Shale Play. The average lateral length was 18,715 ft and the average ROP was 171 ft/h. The customer achieved a new drilling record for the longest lateral of 20,632 ft and the longest total horizontal well depth of 30,493 ft. The technologies included the PowerDrive Orbit system combined with customized Smith PDC bits.

Production

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2018	Jun. 30, 2018	Sept. 30, 2017	Sequential		Year-on-year
Revenue	$3,252	$3,257	$2,876	—		13%
Pretax operating income	$320	$316	$283	1%		13%
Pretax operating margin	9.8%	9.7%	9.8%	14	bps	—

Production revenue of $3.3 billion, of which 47% came from the international markets, was flat sequentially. Service revenue from the OneStim hydraulic fracturing business was increasingly impacted by softening activity and pricing over the course of the quarter. However, this was fully offset by robust performance from our vertically integrated sand business which, in addition to serving OneStim, now also competes in the third-party market. Revenue from Artificial Lift Solutions increased sequentially due to strong product sales and service activity in North America and Latin America. This was offset, however, by lower international hydraulic fracturing activity as a major contract in the Middle East was completed and demobilized.

Production pretax operating margin of 10% was essentially flat sequentially as revenue remained unchanged from the previous quarter.

Production performance was underpinned by contract awards and the deployment of stimulation and completions technologies that helped reduce operating costs and improve well productivity.

Eni México awarded Schlumberger a five-year contract with two optional six-month extensions for the provision of completions technologies in 31 offshore wells. The technologies include the QUANTUM* gravel-pack packer and FORTRESS* premium isolation valve. Operations are expected to begin in the first quarter of 2019.

Offshore Angola, Sand Management Services deployed a combination of technologies for Total E&P Angola to save more than $100 million and gain an estimated 1 million BOE of incremental production in the Kaombo deepwater development. Combining the OptiPac* openhole Alternate Path‡ gravel-pack service with OSMP* OptiPac service mechanical packers enabled the customer to achieve target production with six wells instead of the planned eight. This combination of technologies enabled effective zonal isolation of complex stacked reservoirs in one field, while in another field the water shutoff capability of the technology enabled accelerated production.

In West Texas, OneStim used ShalePrime* rock-fluid diagnostic service for Manti Tarka Permian to increase oil production by 70% and reduce stimulation cost by 25% in a well in the Wolfcamp Formation. The workflow, based on the Kinetix Shale* reservoir-centric stimulation-to-production software, was applied to an existing horizontal well to engineer an optimal perforation, completion, and stimulation design. In addition, the ShalePrime service was used to improve fracture cleanup and maximize production.

In Kuwait, Well Services used the OpenPath Sequence* diversion stimulation service in five high-pressure, high-temperature wells for Kuwait Oil Company to increase oil and gas production in the North Kuwait Field. Although this deep gas reservoir was producing from long perforation clusters, production was lower than expected. Post-treatment, gas production improved by 200% to 400% and oil production by 100%. This technology helped reduce operating costs by eliminating the need for a workover rig.

In Norway, Well Services used a combination of technologies for Aker BP to save $615,000 by overcoming lost circulation in an injector well in the Ivar Aasen Field. A combination of the Losseal Microfracture* lost circulation control treatment and CemNET* advanced loss-control fiber technology avoided the need for an extra run and for remedial work.

Cameron

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2018	Jun. 30, 2018	Sept. 30, 2017	Sequential		Year-on-year
Revenue	$1,298	$1,295	$1,297	—		—
Pretax operating income	$148	$166	$194	-11%		-23%
Pretax operating margin	11.4%	12.8%	14.9%	-140	bps	-349	bps

Cameron revenue of $1.3 billion, of which 51% came from the international markets, was flat sequentially as increased sales in Surface Systems and Drilling Systems were offset by lower revenue from the OneSubsea and Valves & Measurement product lines. Surface Systems sales increased in North America, while increased Drilling Systems revenue was due to higher service activity in Europe and increased pressure control equipment sales in the Middle East. OneSubsea revenue continued to decline, while reduced Valves & Measurement revenue was due to lower project volumes in Europe and North America.

Cameron pretax operating margin of 11% declined 140 bps sequentially from the impact of lower OneSubsea margins.

Fieldwood Energy awarded a contract to the Subsea Integration Alliance—a global partnership between Subsea 7 and OneSubsea—for the deepwater Katmai Field development in the US Gulf of Mexico Green Canyon 40 Block. This supplier-led integrated subsea development solution combines subsea production systems and subsea umbilicals, risers, and flowlines systems (SURF) expertise. The OneSubsea contract scope includes provision of three trees, with options for additional trees together with connectors, valves, topside controls, flying leads, and umbilical termination assemblies.

Cameron received an order from Seadrill Limited for pressure control equipment upgrades on the Sevan Louisiana rig in the Gulf of Mexico. These upgrades, which will be delivered in the fourth quarter of 2018, will ensure that the rig meets regulatory requirements.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2018	2017	2018	2017
Revenue	$8,504	$7,905	$24,636	$22,261
Interest and other income	36	64	118	172
Expenses
Cost of revenue	7,324	6,797	21,306	19,343
Research & engineering	177	189	524	595
General & administrative	105	115	330	323
Impairments & other (1)	—	—	184	510
Merger & integration (1)	—	49	—	213
Interest	147	142	434	422

Income before taxes	$787	$677	$1,976	$1,027
Tax expense (1)	129	121	348	269

Net income	$658	$556	$1,628	$758
Net income attributable to noncontrolling interests	14	11	29	9

Net income attributable to Schlumberger (1)	$644	$545	$1,599	$749

Diluted earnings per share of Schlumberger (1)	$0.46	$0.39	$1.15	$0.54

Average shares outstanding	1,385	1,385	1,385	1,388
Average shares outstanding assuming dilution	1,392	1,392	1,393	1,395

Depreciation & amortization included in expenses (2)	$887	$956	$2,637	$2,931

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Sept. 30,	Dec. 31,
	2018	2017
Assets
Current Assets
Cash and short-term investments	$2,854	$5,089
Receivables	8,409	8,084
Other current assets	5,220	5,324

	16,483	18,497
Fixed assets	11,739	11,576
Multiclient seismic data	639	727
Goodwill	25,134	25,118
Intangible assets	8,930	9,354
Other assets	7,121	6,715

	$70,046	$71,987

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,419	$10,036
Estimated liability for taxes on income	1,265	1,223
Short-term borrowings and current portion of long-term debt	3,215	3,324
Dividends payable	701	699

	14,600	15,282
Long-term debt	14,159	14,875
Deferred taxes	1,529	1,650
Postretirement benefits	957	1,082
Other liabilities	1,853	1,837

	33,098	34,726
Equity	36,948	37,261

	$70,046	$71,987

Liquidity

			(Stated in millions)
Components of Liquidity	Sept. 30, 2018	Jun. 30, 2018	Dec. 31, 2017	Sept. 30, 2017
Cash and short-term investments	$2,854	$3,049	$5,089	$4,952
Short-term borrowings and current portion of long-term debt	(3,215)	(3,736)	(3,324)	(1,289)
Long-term debt	(14,159)	(13,865)	(14,875)	(15,871)

Net Debt (1)	$(14,520)	$(14,552)	$(13,110)	$(12,208)

Details of changes in liquidity follow:

	Nine Months	Third Quarter	Nine Months
Periods Ended September 30,	2018	2018	2017
Net income before noncontrolling interests	$1,628	$658	$758
Impairment and other charges, net of tax before noncontrolling interests	164	—	679

	$1,792	$658	$1,437
Depreciation and amortization (2)	2,637	887	2,931
Stock-based compensation expense	259	83	261
Change in working capital	(1,147)	191	(1,473)
US federal tax refund	—	—	685
Other	(159)	8	(429)

Cash flow from operations (3)	$3,382	$1,827	$3,412

Capital expenditures	(1,539)	(565)	(1,482)
SPM investments	(719)	(285)	(492)
Multiclient seismic data capitalized	(63)	(16)	(223)

Free cash flow (4)	1,061	961	1,215

Dividends paid	(2,077)	(692)	(2,086)
Stock repurchase program	(300)	(100)	(868)
Proceeds from employee stock plans	256	125	261

	(1,060)	294	(1,478)

Business acquisitions and investments, net of cash acquired plus debt assumed	(290)	(243)	(382)
Other	(60)	(19)	(227)

(Increase) decrease in Net Debt	(1,410)	32	(2,087)
Net Debt, beginning of period	(13,110)	(14,552)	(10,121)

Net Debt, end of period	$(14,520)	$(14,520)	$(12,208)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)

Includes severance payments of $265 million and $105 million during the nine months and third quarter ended September 30, 2018, respectively; and $347 million and $114 million during the nine months and third quarter ended September 30, 2017, respectively.

(4)

“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2018 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

			(Stated in millions, except per share amounts)
	Second Quarter 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$547	$106	$11	$430	$0.31
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$731	$126	$11	$594	$0.43

	Third Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$677	$121	$11	$545	$0.39
Merger & integration	49	13	—	36	0.03

Schlumberger net income, excluding charges & credits	$726	$134	$11	$581	$0.42

	Nine Months 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$1,976	$348	$29	$1,599	$1.15
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$2,160	$368	$29	$1,763	$1.27

	Nine Months 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$1,027	$269	$9	$749	$0.54
Promissory note fair value adjustment and other	510	—	12	498	0.36
Merger & integration	213	44	—	169	0.12

Schlumberger net income, excluding charges & credits	$1,750	$313	$21	$1,416	$1.02

There were no charges or credits during the first and third quarters of 2018.

Segments

					(Stated in millions)
	Three Months Ended
	Sept. 30, 2018		Jun. 30, 2018		Sept. 30, 2017
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,673	$373	$1,636	$350	$1,771	$311
Drilling	2,429	339	2,234	289	2,120	301
Production	3,252	320	3,257	316	2,876	283
Cameron	1,298	148	1,295	166	1,297	194
Eliminations & other	(148)	(28)	(119)	(27)	(159)	(30)

Pretax operating income		1,152		1,094		1,059
Corporate & other		(234)		(239)		(234)
Interest income(1)		8		11		30
Interest expense(1)		(139)		(135)		(129)
Charges & credits		—		(184)		(49)

	$8,504	$787	$8,303	$547	$7,905	$677

			(Stated in millions)
	Nine Months Ended
	Sept. 30, 2018		Sept. 30, 2017
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$4,865	$1,030	$5,148	$891
Drilling	6,789	921	6,212	832
Production	9,468	851	7,559	614
Cameron	3,902	481	3,791	530
Eliminations & other	(388)	(63)	(449)	(101)

Pretax operating income		3,220		2,766
Corporate & other		(699)		(715)
Interest income(1)		44		82
Interest expense(1)		(405)		(383)
Charges & credits		(184)		(723)

	$24,636	$1,976	$22,261	$1,027

(1)	Excludes interest included in the Product Groups results.

Supplemental Information

1)	What is the capex guidance for the full year 2018?

Capex (excluding multiclient and SPM investments) for the full year 2018 is expected to be approximately $2.0 billion, which is similar to the levels of 2017 and 2016.

2)	What was the cash flow from operations for the third quarter of 2018?

Cash flow from operations for the third quarter of 2018 was $1.8 billion and included $105 million of severance payments.

3)	What was the cash flow from operations for the first nine months of 2018?

Cash flow from operations for the first nine months of 2018 was $3.4 billion and included approximately $265 million of severance payments.

4)	What was included in “Interest and other income” for the third quarter of 2018?

“Interest and other income” for the third quarter of 2018 was $36 million. This amount consisted of earnings of equity method investments of $26 million and interest income of $10 million.

5)	How did interest income and interest expense change during the third quarter of 2018?

Interest income of $10 million declined $2 million sequentially. Interest expense of $147 million increased $3 million sequentially.

6)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the third quarter of 2018?

The ETR for the third quarter of 2018, calculated in accordance with GAAP, was 16.4% as compared to 19.3% for the second quarter of 2018. Excluding charges and credits, the ETR for the second quarter of 2018 was 17.2%. There were no charges and credits in the third quarter of 2018.

8)	How many shares of common stock were outstanding as of September 30, 2018 and how did this change from the end of the previous quarter?

There were 1.385 billion shares of common stock outstanding as of September 30, 2018. The following table shows the change in the number of shares outstanding from June 30, 2018 to September 30, 2018.

(Stated in millions)
Shares outstanding at June 30, 2018	1,384
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	3
Stock repurchase program	(2)

Shares outstanding at September 30, 2018	1,385

9)

What was the weighted average number of shares outstanding during the third quarter of 2018 and second quarter of 2018, and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.385 billion during the third quarter of 2018 and 1.384 billion during the second quarter of 2018.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	Third Quarter 2018	Second Quarter 2018
Weighted average shares outstanding	1,385	1,384
Assumed exercise of stock options	—	1
Unvested restricted stock	7	7

Average shares outstanding, assuming dilution	1,392	1,392

10)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and comanaging production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products, and in some cases, cash, into the field development activities and operations. Although in certain arrangements Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

11)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger Group for services and products that each Group provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations). The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production Group.

12)	What was the unamortized balance of Schlumberger’s investment in SPM projects at September 30, 2018 and how did it change in terms of investment and amortization when compared to June 30, 2018?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $4.2 billion at September 30, 2018 and $4.1 billion at June 30, 2018. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at June 30, 2018	$4,076
SPM investments	285
Amortization of SPM investment	(141)
Translation & other	28

Balance at September 30, 2018	$4,248

13)	What was the amount of WesternGeco multiclient sales in the third quarter of 2018?

Multiclient sales, including transfer fees, were $139 million in the third quarter of 2018 and $117 million in the second quarter of 2018.

14)	What was the WesternGeco backlog at the end of the third quarter of 2018?

The WesternGeco backlog, which is based on signed contracts with customers, was $322 million at the end of the third quarter of 2018. It was $317 million at the end of the second quarter of 2018.

15)	What were the orders and backlog for the Cameron Group’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
Orders	Third Quarter 2018	Second Quarter 2018
OneSubsea	$425	$312
Drilling Systems	$193	$288
Backlog (at the end of period)
OneSubsea	$1,654	$1,654
Drilling Systems	$523	$482

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London, and The Hague, and reported revenues of $30.44 billion in 2017. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.
†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop logging while drilling (LWD) technology that reduces the need for traditional chemical sources. Designed around the pulsed neutron generator (PNG), EcoScope service uses technology that resulted from this collaboration. The PNG and the comprehensive suite of measurements in a single collar are key components of the EcoScope service that deliver game-changing LWD technology.

‡	Mark of ExxonMobil Corporation.; technology licensed exclusively to Schlumberger.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, October 19, 2018. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until November 19, 2018 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 453092. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until November 30, 2018.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Manager of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

###

This third-quarter 2018 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the effects of U.S. tax reform; our effective tax rate; Schlumberger’s SPM projects, joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this third-quarter 2018 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

###